April 7, 2004

VocalTec Communications Ltd.
2 Maskit Street
Herzliya 46733
Israel

Ladies and Gentlemen:


              We have acted as Israeli counsel to VocalTec Communications Ltd., an Israeli company (the "Company"), in connection with the preparation and filing of the Registration Statement of the Company on Form F-3 under the Securities Act of 1933, as amended (the "Registration Statement").


              In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction), of such corporate records, agreements, documents and other instruments (including but not limited to the securities purchase agreement dated as of March 10, 2004 by and among the Company and certain investors, pursuant to which the Company issued to such investors an aggregate of 2,400,000 Ordinary Shares, par value New Israeli Shekels ("NIS") 0.01 per share (the "Shares"), and certain warrants (the "Warrants") to purchase up to an aggregate of 1,200,000 Ordinary Shares (the "Warrant Shares")) and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.


             In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or conformed copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied solely upon certificates or comparable documents of officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and due execution and delivery by such parties of such documents and the validity and binding effect thereof.


              Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (i) the Shares and the Warrants have been duly authorized for issuance and validly issued and are fully paid and non-assessable, (ii) the Warrant Shares have been duly authorized and, when issued and paid for in full in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.


         This opinion is subject to the following qualifications:

              1. This opinion is based on the facts existing on the date hereof and of which we are aware without making any special investigation.

              2. Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction.

              3. We render no opinion in relation to any representation made or given in the Registration Statement.

         This opinion is furnished to you solely in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express prior written permission.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.





                                    Very truly yours,






                                    /s/ Meitar Liquornik Geva & Leshem Brandwein